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                                                                    EXHIBIT 8(q)

JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH: 303-333-3863
www.janus.com

                            FORM OF LETTER AGREEMENT

July 1, 2001


Mr. Timothy Hudner
Janus Service Corporation
100 Fillmore Street
Denver, Colorado 80206

Dear Mr. Hudner:

Attached is revised Appendix B to the Transfer Agency Agreement dated as of September 27, 1995 (the "Agreement"), between Janus Investment Fund (the "Trust") and Janus Service Corporation ("JSC"). The purpose of the revision is to eliminate the annual $4.00 per open shareholder account fee for Janus Global Technology Fund, Janus Olympus Fund, Janus Worldwide Fund, and Janus Global Life Sciences Fund. Pursuant to Section 9 of the Agreement, the Fund hereby requests that JSC acknowledge its acceptance of the terms contained in the revised Appendix.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
    -------------------------------------
    Kelley Abbott Howes
    Vice President

JANUS SERVICE CORPORATION


By:
    -------------------------------------
    Timothy Hudner
    President

Agreed to this 1st day of July, 2001.

cc: Christine A. Scheel


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                                                      Revised as of July 1, 2001

                               FORM OF APPENDIX B

I.       NON-MONEY MARKET PORTFOLIOS

Each non-money market portfolio of the Trust shall pay JSC for its transfer agency services a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.16% of the daily closing net asset value of such portfolio, plus reasonable out-of-pocket expenses incurred in connection with JSC's services as transfer agent. In addition, each of the non-money market portfolios listed below shall pay a monthly fee at the annual rate of $4.00 per open shareholder account per year:

                               Janus Balanced Fund
                              Janus Enterprise Fund
                            Janus Equity Income Fund
                          Janus Federal Tax-Exempt Fund
                           Janus Flexible Income Fund
                                  Janus Fund 2
                          Janus Growth and Income Fund
                              Janus High-Yield Fund
                               Janus Mercury Fund
                                Janus Orion Fund
                           Janus Short-Term Bond Fund
                          Janus Special Situations Fund
                           Janus Strategic Value Fund

All such fees shall be subject to reduction as set forth in section 5.c of this Agreement. If an account is open on any day of a month, the per account fee (if applicable) shall be payable for that month.

II.      MONEY MARKET PORTFOLIOS

Notwithstanding the above, however, JSC agrees that it shall not look to the Funds or the Trust for compensation for its services provided under this Agreement to Janus Money Market Fund, Janus Government Money Market Fund or Janus Tax-Exempt Money Market Fund (collectively, the "Money Funds"). JSC shall be compensated for its services to the Money Funds entirely by Janus Capital Corporation, the administrator to the Money Funds, pursuant to an Administration Agreement between Janus Capital Corporation and each of the Money Funds.